Exhibit 99.1

Sarepta Investor Contact:

Erin Cox

857.242.3714

ecox@sarepta.com

Sarepta Media Contact:

Jim Baker

857.242.3710

jbaker@sarepta.com

Sarepta Therapeutics Names Art Krieg, M.D., Chief Scientific Officer

CAMBRIDGE, Mass. – January 9, 2014 – Sarepta Therapeutics, Inc. (NASDAQ: SRPT), a developer of innovative RNA-based therapeutics, today announced Arthur “Art” Krieg, M.D., has been named senior vice president and chief scientific officer. In this role, Dr. Krieg will lead the company’s drug discovery and early-stage research activities.

“We are excited to welcome Art to Sarepta as we advance the field of RNA medicine with our proprietary technologies,” said Chris Garabedian, president and chief executive officer of Sarepta Therapeutics. “With more than two decades of experience in oligonucleotide drug development, Art’s outstanding scientific leadership will support the advancement of our exon skipping franchise in Duchenne muscular dystrophy as well as the expansion of our product pipeline.”

Dr. Krieg joins Sarepta from RaNA Therapeutics, where he served as chief executive officer since he co-founded the company in 2011. Prior to RaNA, he was chief scientific officer of Pfizer’s Oligonucleotide Therapeutics Unit from 2008 to 2011. Previously, he was the chief scientific officer, executive vice president of research and development, and co-founder of Coley Pharmaceutical Group, prior to its acquisition by Pfizer in 2008.

Dr. Krieg discovered the immune stimulatory CpG DNA motif in 1994, which led to a new approach to immunotherapy and vaccine adjuvants. Based on this technology, he co-founded Coley Pharmaceutical Group in 1997, discovering and taking four novel oligonucleotides into clinical development. He was a co-founder of the first antisense journal, Oligonucleotides, which he edited for 16 years, and he co-founded the Oligonucleotide Therapeutic Society. He is a director of Cytos Biotechnology and a member of the scientific advisory boards of RaNA and Mirna Therapeutics. Dr. Krieg received his doctor of medicine degree from Washington University, completed a residency in internal medicine at the University of Minnesota and a rheumatology fellowship at the National Institutes of Health. Upon completing his medical training, he joined the University of Iowa, becoming professor of internal medicine in the Division of

Rheumatology. He has published more than 240 scientific papers and is co-inventor on 47 issued U.S. patents covering oligonucleotide technologies.

“The recent resurgence in the field of RNA therapeutics has been due in part to the excitement around Sarepta’s exon skipping therapies and their potential for patients with Duchenne,” said Dr. Krieg. “I look forward to joining the Sarepta team as we seek to advance these programs and realize the full potential of Sarepta’s technologies to address other serious and life-threatening diseases.”

In connection with Dr. Krieg’s hire, the Compensation Committee of the Board of Directors of Sarepta approved an inducement stock option grant to Dr. Krieg under Nasdaq Listing Rule 5635(c)(4), with a grant date of January 13, 2014, of an option to purchase 275,000 shares of the Company’s common stock with an exercise price equal to the last reported sale price of the Company’s common stock on January 13, 2014. One-fourth of the shares underlying Dr. Krieg’s option will vest on January 13, 2015 and thereafter 1/48th of the shares underlying Dr. Krieg’s option will vest monthly, such that the shares underlying the option will be fully vested on January 13, 2018, in each case, subject to Dr. Krieg’s employment with Sarepta on such vesting dates.

About Sarepta Therapeutics

Sarepta Therapeutics is focused on developing first-in-class RNA-based therapeutics to improve and save the lives of people affected by serious and life-threatening rare and infectious diseases. The Company’s diverse pipeline includes its lead program eteplirsen, for Duchenne muscular dystrophy, as well as potential treatments for some of the world’s most lethal infectious diseases. Sarepta aims to build a leading, independent biotech company dedicated to translating its RNA-based science into transformational therapeutics for patients who face significant unmet medical needs. For more information, please visit us at www.sarepta.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements. These forward-looking statements generally can be identified by use of words such as “believes or belief,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” “advance” and similar expressions. These forward-looking statements include statements about the development of our Duchenne muscular dystrophy platform, our product pipeline based on RNA technologies and management contributions towards the same.

Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others: Any of Sarepta’s drug candidates, including eteplirsen, may fail in development, may not receive required regulatory approvals (including Subpart H accelerated approval), or may not become commercially viable within expected time frames or at all due to delays or other reasons; and those risks identified under the heading “Risk Factors” in Sarepta’s Annual Report on Form 10-K for the full year ended December 31, 2012 and as updated by our 2013 third quarter 10-Q, and filed with the Securities and Exchange Commission (SEC).

Any of the foregoing risks could materially and adversely affect Sarepta’s business, results of operations and the trading price of Sarepta’s common stock. For a detailed description of risks and uncertainties Sarepta faces, you are encouraged to review the Company’s filings with the SEC. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

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